Exhibit 4.3

EXECUTION COPY

FORM OF STOCKHOLDERS AGREEMENT

Dated as of May 31, 2002

among

INTERNATIONAL SECURITIES EXCHANGE, INC.

and

THE OTHER PARTIES NAMED

ON THE SIGNATURE PAGES HERETO

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), dated as of May 31, 2002, among International Securities Exchange, Inc., a Delaware corporation (the “Company”), and the other parties named on the signature pages hereto (the “Stockholders”).

W I T N E S S E T H :

WHEREAS, the Stockholders hold shares of Class A Common Stock, par value $.01 per share, of the Company (all such shares now held or hereafter acquired by the stockholders during the term of this Agreement, whether by purchase, dividend, distribution or other means of acquisition, the “Shares”); and

WHEREAS, the Stockholders and the Company desire to establish in this Stockholders Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The following terms shall have the definitions set forth below:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York.

“Commission” means the United States Securities and Exchange Commission, or any successor governmental agency or authority.

“Covered Registration” has the meaning set forth in Section 4.6.

“Cutback Registration” means any Piggyback Registration to be effected as an underwritten Public Offering in which the Managing Underwriter with respect thereto advises the Company and the Requesting Stockholders in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) exceeds the number which can be sold in such offering without a reduction in the selling price anticipated to be received for the securities to be sold in such Public Offering.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-3” has the meaning set forth in Section 4.5.

“Form S-3 Registration” has the meaning set forth in Section 4.5.

“Indemnified Party” means a party entitled to indemnity in accordance with Section 4.6.

“Indemnifying Party” means a party obligated to provide indemnification in accordance with Section 4.6.

“Losses” has the meaning set forth in Section 4.6.

“Managing Underwriter” means, with respect to any Public Offering, the lead managing underwriter for such Public Offering.

“Notice of Piggyback Registration” has the meaning set forth in Section 4.1.

“Permitted Transferees” has the meaning set forth in Section 3.1(d).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union or association.

“Piggyback Registration” means any registration of equity securities of the Company under the Securities Act (other than a registration in respect of a dividend reinvestment or similar plan or on Form S-4 or Form S-8 promulgated by the Commission, or any successor or similar forms thereto), whether for sale for the account of the Company or for the account of any holder of securities of the Company.

“Public Offering” means any offering of Shares to the public, either on behalf of the Company or any of its securityholders, pursuant to an effective registration statement under the Securities Act.

“Registrable Securities” means the Shares and any shares of common stock of the Company issued in exchange or replacement for the Shares, provided that Shares shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such Shares shall have become effective under the Securities Act and such Shares shall have been disposed of in accordance with such registration statement or (y) such Shares shall have been distributed to the public pursuant to Rule 144.

“Registration Expenses” means all fees and expenses incidental to the Company’s performance of or compliance with its obligations under this Agreement to effect the registration of Registrable Securities in a Piggyback Registration, including, without limitation, all registration, filing and securities exchange listing fees, filing, qualification and other fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, the reasonable fees and disbursements of a single counsel retained by the Stockholders, premiums and other costs of policies of insurance against liabilities arising out of the Public Offering of Registrable Securities purchased at the option of the Company and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any, in respect of Registrable Securities, which shall be payable by the Stockholders.

“Request for Registration” means a written request by a Stockholder to the Company for registration of Registrable Securities in response to a Notice of Piggyback Registration, which request shall specify the Registrable Securities intended to be disposed of and the intended method of disposition thereof.

“Requesting Stockholders” mean, with respect to any registration, the Stockholders requesting to have Registrable Securities included in a registration.

“Rule 144” means Rule 144 promulgated under the Securities Act, and any successor provision thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in the first preamble of this Agreement.

“Stockholders” means each of the individuals named in the signature pages hereto and their respective Permitted Transferees that hold Shares at the time of application of a provision of this Agreement to Stockholders.

“Transferee” has the meaning set forth in Section 3.1(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Company Representations and Warranties. The Company hereby represents and warrants to the Stockholders as follows:

(a) Organization. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

(b) Due Authorization. The Company has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate proceedings on the part of the Company. This Agreement is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and, as to enforceability, general equitable principles.

Section 2.2. Stockholder Representations and Warranties. Each Stockholder hereby severally (and not jointly) represents and warrants to the Company and the other Stockholders with respect to itself as follows:

(a) Organization. If such Stockholder is a corporation or other entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Due Authorization. Each Stockholder (i) that is an individual has full power, authority and capacity and (ii) that is a corporation or other entity has full corporate or other power and authority, to execute this Agreement and to consummate the transactions contemplated hereby. In the case of each Stockholder that is (x) an individual, this Agreement is duly and validly executed and delivered by such individual, and in the case of each Stockholder that is (y) a corporation or other entity, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other proceedings on its part. This Agreement is a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and, as to enforceability, general equitable principles.

ARTICLE III

TRANSFERS OF CLASS A COMMON STOCK

Section 3.1. Restrictions on Transfers; Permitted Transferees. (a) Each Stockholder hereby agrees that such Stockholder will not, directly or indirectly, offer, sell, assign, pledge, encumber or otherwise transfer any Shares or solicit any offers to purchase or otherwise acquire or make a pledge of any Shares unless such offer, sale, assignment, pledge, encumbrance or other transfer (i) is approved by the Board of Directors of the Company, which approval shall not be unreasonably withheld (it being understood, however, that without limiting the generality of the foregoing, such approval shall be withheld if the transfer in question could affect the applicability of Section 351(a) of the Internal Revenue Code, as amended) to the transactions resulting in the initial issuance of Shares by the Company, (ii) either is not subject to or complies with the requirements of this Agreement or (iii) either is made pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or “blue sky” laws or is not required to be so registered because of the availability of an exemption from registration under the Securities Act and all applicable state securities or “blue sky” laws; provided, that the availability of such an exemption shall, if reasonably requested by the Company, be confirmed by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.

(b) Except in the case of a sale of Shares pursuant to an effective registration statement under the Securities Act or a sale of Shares pursuant to a transaction complying with Rule 144, no Stockholder shall sell, assign, pledge, encumber or otherwise transfer any Shares to any Person (regardless of the manner in which such Stockholder initially acquired such Shares) nor shall the Company register the transfer of any Shares to any Person (all Persons acquiring Shares from a Stockholder, regardless of the method of transfer, shall be referred to as “Transferees”) unless (i) the certificates representing such Shares bear legends as provided in Section 3.2 hereof and (ii) such Transferee shall have executed and delivered to the Company, as a condition precedent to any acquisition of Shares, an instrument in form and substance satisfactory to the Company confirming that such Transferee takes such Shares subject to all the terms and conditions of this Agreement applicable to the transferor of such Shares, and agrees to be bound by the terms of this Agreement. The Company shall not register the transfer of any Shares to any Person except in accordance with this Agreement.

(c) Except as specifically contemplated hereby, no Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares nor shall any Stockholder enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of Shares who are not parties to this Agreement), including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares in any manner which is inconsistent with the provisions of this Agreement, nor shall any Stockholder act, for any reason, as a member of a group or in concert with any other Persons (other than Permitted Transferees) in connection with the acquisition, disposition or voting of Shares in any manner which is inconsistent with the provisions of this Agreement.

(d) Beginning with the date that is six (6) months from the date of this Agreement (unless the approval of the Board of Directors of the Company is obtained prior to such date), none of the restrictions contained in this Agreement with respect to transfers of Shares shall apply: (i) to any transfer by any Stockholder to any spouse, child, parent, sibling or grandchild of such Stockholder, or by any of such relatives to such Stockholder or to any one or more of such relatives, or by any Stockholder or any such relatives to a trust, corporation, partnership, limited liability company or limited liability partnership, all of the beneficial interests in which shall be held by such Stockholder or one or more of such relatives; (ii) to any transfer to a legal representative of any Stockholder in the event such Stockholder becomes mentally incompetent; (iii) to any transfer by will or the laws of descent; or (iv) to any transfer by any Stockholder to an Affiliate of such Stockholder; provided that, in the case of each transfer qualifying under one of clauses (i) through (iv) above, each Transferee (including executors and administrators of a Stockholder, a “Permitted Transferee”) agrees to take the Shares transferred to it subject to and to comply with the provisions of this Agreement. For the purposes hereof, the Permitted Transferees of a Stockholder shall include the Permitted Transferees of such Stockholder’s Permitted Transferees.

Section 3.2. Legend on Certificates. Each outstanding certificate representing Shares that are subject to this Agreement (if certificates are issued for Shares) shall bear a legend reading substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”), AND IN RELIANCE UPON THE HOLDER’S REPRESENTATION THAT SUCH SHARES WERE BEING ACQUIRED FOR INVESTMENT AND NOT FOR RESALE. NO TRANSFER OF SUCH SHARES MAY BE MADE ON THE BOOKS OF THE COMPANY UNLESS SUCH TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT (AS CONFIRMED, IF REASONABLY REQUESTED BY THE COMPANY, BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY) OR SUCH SHARES HAVE BEEN SO REGISTERED UNDER A REGISTRATION STATEMENT WHICH IS IN EFFECT AT THE TIME OF SUCH TRANSFER.

THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF AN AGREEMENT, DATED AS OF MAY 31, 2002, AMONG THE COMPANY AND THE OTHER PARTIES NAMED IN THE SIGNATURE PAGES THERETO, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

The restrictions referred to in the first paragraph of the foregoing legend shall cease and terminate as to any particular Share when such Share shall have been effectively registered under the Securities Act and applicable state securities laws and sold by the holder thereof in accordance with such registration or sold under and pursuant to Rule 144 or is eligible to be sold under and pursuant to paragraph (k) of Rule 144. The restrictions referred to in second paragraph of the foregoing legend shall cease and terminate as to any particular Share when the provisions of this Agreement are no longer applicable to such Share or this Agreement shall have terminated in accordance with its terms. Whenever such restrictions shall cease and terminate as to any Shares, the holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new certificates representing such Shares of like tenor not bearing the legend set forth in the applicable paragraph set forth above; provided that, with respect to the first paragraph of the foregoing legend, the Company may reasonably request an opinion of counsel reasonably satisfactory to it to the effect that no such legend is required under the Securities Act and applicable state securities or “blue sky” laws.

Section 3.3. Involuntary Transfers. If a Stockholder involuntarily transfers (other than by operation of law) directly or indirectly any or all of its Shares for any reason in violation of this Agreement and such transfer is not to a Permitted Transferee, such transfer will be null and void ab initio and of no force and effect. Notwithstanding anything to the contrary herein, if a transferee receives Shares by operation of law and such transferee is not reasonably satisfactory to the board of directors of the Company, the transferor shall arrange for a transfer of such Shares to a transferee reasonably satisfactory to the Company.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1. Right to Include Registrable Securities. (a) If at any time following an initial Public Offering of the Company’s securities, the Company proposes to effect a Piggyback Registration, it will give prompt written notice (a “Notice of Piggyback Registration”) to the Stockholders of its intention to do so and of such Stockholders’ rights under this Article IV to participate in such Piggyback Registration, which Notice of Piggyback Registration shall include a description of the intended method of disposition of such securities. If any such Stockholder delivers a Request for Registration to the Company within 15 days after such Stockholder receives a Notice of Piggyback Registration, the Company will use its best efforts to include in the registration statement relating to such Piggyback Registration all Registrable Securities which the Company has been so requested to register. Notwithstanding the foregoing, if, at any time after giving a Notice of Piggyback Registration and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Stockholder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith) and (ii) in the case of a determination to delay registration, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities.

(b) Registration Expenses. The Company will pay all Registration Expenses incurred in connection with each Piggyback Registration.

(c) Priority in Cutback Registrations. (i) If a Piggyback Registration becomes a Cutback Registration and such registration as initially proposed by the Company was solely a primary registration of its securities, the Company will include in such registration to the extent of the amount of the securities which the Managing Underwriter advises the Company can be sold in such offering without a reduction in the selling price anticipated to be received for the securities to be sold in such Public Offering: (A) first, any securities proposed by the Company to be sold for its own account, (B) second, the Registrable Securities included in the Requests for Registration of Requesting Stockholders, pro rata in proportion to the respective numbers of securities included in such requests and (C) third, any other shares of common stock of the Company. Any securities excluded shall be withdrawn from and shall not be included in such Piggyback Registration.

(ii) If a Piggyback Registration becomes a Cutback Registration and such registration as initially proposed by the Company was in whole or in part requested by holders of securities of the Company, pursuant to demand registration rights, the Company will include in such registration to the extent of the amount of the securities which the Managing Underwriter advises the Company can be sold in such offering without a reduction in the selling price anticipated to be received for the securities to be sold in such Public Offering, (A) first, such securities held by the holders initiating such registration and, if applicable, any securities proposed by the Company to be sold for its own account, allocated in accordance with the priorities then existing among the Company and such holders, and (B) second, any Registrable Securities requested to be included in the Requests for Registration of Requesting Stockholders, pro rata in proportion to the respective numbers of securities included in such requests and (C) third, any other shares of common stock of the Company. Any securities excluded shall be withdrawn from and shall not be included in such Piggyback Registration.

Section 4.2. Registration Procedures. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 4.1 hereof, the Company will use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended methods of disposition thereof specified by the Stockholders participating therein. Without limiting the foregoing (and subject to its rights under Section 4.1 hereof not to register or to delay registration of Registrable Securities), the Company in each such case will, as expeditiously as possible:

(a) prepare and file with the Commission the requisite registration statement to effect such registration (including such audited financial statements as may be required by the Securities Act or the rules and regulations promulgated thereunder) and use its best efforts to cause such registration statement to become effective within 120 days of the initial filing thereof; provided, that as far in advance as practicable before filing such registration statement or any amendment thereto, the Company will furnish to counsel for the Requesting Stockholders copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits), and any such Stockholder shall have the opportunity to object to any information pertaining solely to such Stockholder that is contained therein, and the Company will make the corrections reasonably requested by such Stockholder with respect to such information prior to filing any such registration statement or amendment;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities included in such registration statement, in accordance with the intended methods of disposition thereof, until the earlier of (i) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) 180 days after such registration statement becomes effective;

(c) promptly notify each Requesting Stockholder and the underwriter or underwriters, if any:

(i) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

(ii) of any written request by the Commission for amendments or supplements to such registration statement or prospectus;

(iii) of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of, or of the issuance by the Commission of, any stop order suspending the effectiveness of such registration statement; and

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(d) furnish to each holder of Registrable Securities included in such registration statement such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such holder’s Registrable Securities, and such other documents, as such holder may reasonably request to facilitate the disposition of its Registrable Securities;

(e) use its best efforts to register or qualify all Registrable Securities included in such registration statement under such other securities or blue sky laws of such jurisdictions as each holder thereof shall reasonably request and to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder, except that the Company shall not for any such purpose be required (i) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (e) be obligated to be so qualified, (ii) to subject itself to taxation in any such jurisdiction or (iii) to consent to general service of process in any jurisdiction;

(f) use its best efforts to cause all Registrable Securities included in such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable each holder thereof to consummate the disposition of such Registrable Securities;

(g) to the extent any of the following are obtained by or furnished to the Company or the underwriters, furnish to each Requesting Stockholder a signed counterpart, addressed to such Requesting Stockholder (and the underwriters, if any), of

(i) an opinion of counsel for the Company, dated the effective date of such registration statement (or, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), reasonably satisfactory in form and substance to such Stockholder and its counsel, and

(ii) a “comfort” letter, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten Public Offerings of securities and, in the case of the accountants’ letter, such other financial matters as such Stockholder (or the underwriters, if any) may reasonably request;

(h) notify each Stockholder whose Registrable Securities are included in such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such Stockholder promptly prepare and furnish to such Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(i) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) make available for inspection by any Requesting Stockholder, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Stockholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company reasonably necessary to enable such Persons to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) provide a transfer agent and registrar for all Registrable Securities included in such registration statement not later than the effective date of such registration statement; and

(l) use its best efforts to cause all Registrable Securities included in such registration statement to be listed, upon official notice of issuance, on any securities exchange on which any of the securities of the same class as the Registrable Securities are then listed.

The Company may require each Stockholder whose Registrable Securities are being registered to, and each such Stockholder, as a condition to including Registrable Securities in such registration, shall, furnish the Company and the underwriters with such information and affidavits regarding such Stockholder and the distribution of such securities as the Company and the underwriters may from time to time reasonably request in writing in connection with such registration.

Upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (h) of this Section 4.2, each Stockholder will forthwith discontinue such Stockholder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Stockholder receives the copies of the supplemented or amended prospectus contemplated by paragraph (h) of this Section 4.2 and, if so directed by the Company, shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Stockholder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period referred to in paragraph (b)(ii) of this Section 4.2 shall be extended by a number of days equal to the number of days during the period from and including the giving of notice pursuant to paragraph (h) of this Section 4.2 and to and including the date when each Stockholder whose Registrable Securities are included in such registration statement receives the copies of the supplemented or amended prospectus contemplated by paragraph (h) of this Section 4.2.

Section 4.3. Underwritten Offerings. If the Company at any time proposes to register any of its securities in a Piggyback Registration and such securities are to be distributed by or through one or more underwriters, the Company will, subject to the provisions of Section 4.1(c), use its best efforts, if requested by any Stockholder whose Registrable Securities are included in such registration, to arrange for such underwriters to include the Registrable Securities to be offered and sold by such Stockholder among the securities to be distributed by such underwriters, and such Stockholders shall be obligated to sell their Registrable Securities in such Piggyback Registration through such underwriters on the same terms and conditions as apply to the other Company securities to be sold by such underwriters in connection with such Piggyback Registration. The Stockholders whose Registrable Securities are to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriter or underwriters if requested by the Managing Underwriter. No Requesting Stockholder may participate in such underwritten offering unless such Stockholder agrees, if requested by the Managing Underwriter, to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. If any Requesting Stockholder disapproves of the terms of an underwriting, such Stockholder may elect to withdraw therefrom and from such registration by notice to the Company and the Managing Underwriter, and each of the remaining Requesting Stockholders shall be entitled to increase the number of Registrable Securities being registered to the extent of the Registrable Securities so withdrawn (i) in the case of a Cutback Registration, in accordance with the priorities set forth in Section 4.1(c) and (ii) in all other cases in the proportion which the number of Registrable Securities being registered by such remaining Requesting Stockholder bears to the total number of Registrable Securities being registered by all such remaining Requesting Stockholders.

Section 4.4. Holdback Agreements. Unless the Managing Underwriter (or, in the case of a non-underwritten Public Offering, the Company) otherwise agrees, no Stockholder shall effect any public sale or distribution (including a sale under Rule 144) of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for Registrable Securities, during the period beginning on the third business day prior to and ending on the 180th day after the effective date of any registration statement filed by the Company in connection with an initial Public Offering (or for such shorter period of time as is sufficient and appropriate, in the opinion of the Managing Underwriter (or, in the case of a non-underwritten initial Public Offering, the Company), in order to complete the sale and distribution of the securities included in such registration), except as part of such registration statement, whether or not such Stockholder participates in such registration.

Section 4.5. Form S-3 Registration. In case the Company shall receive from any Stockholder or Stockholders a written request or requests that the Company effect a registration (a “Form S-3 Registration”) on Form S-3 or any successor or similar form promulgated under the Securities Act (“Form S-3”) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Stockholder or Stockholders, the Company shall:

(a) promptly give written notice of the proposed Form S-3 Registration and any related qualification or compliance to all other Stockholders; and

(b) as soon as practicable effect such Form S-3 Registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Stockholder’s or Stockholders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Stockholder or Stockholders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that, the Company shall not be obligated to effect any such Form S-3 Registration, qualification or compliance, (i) if Form S-3 is not then available for such offering by Stockholders; (ii) if the Stockholders, together with the holders of any other securities of the Company entitled to inclusion in such Form S-3 Registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $20 million; (iii) if the Company shall furnish to the Stockholders a certificate signed by the president of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration, qualification and compliance to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Stockholder or Stockholders under this Section 4.5; provided, however, that the Company shall not utilize the foregoing right more than once in any twelve (12) month period; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such Form S-3 Registration, qualification or compliance.

The Company shall bear all expenses incurred in connection with any Form S-3 Registration with respect to up to two (2) such registrations per calendar year, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Stockholder or Stockholders. With respect to any additional Form S-3 Registrations requested pursuant to this Section 4.5, all expenses incurred in connection therewith, including (without limitation) all registration, filing, qualification, printers and accounting fees and the reasonable fees and disbursements of counsel for the selling Stockholder or Stockholders shall be borne by the holders of such securities pro rata on the basis of the number of shares so registered.

Section 4.6. Indemnification.

(a) Indemnification by the Company. The Company shall, to the full extent permitted by law, indemnify and hold harmless each seller of Registrable Securities included in any registration statement filed in connection with a Piggyback Registration or a Form S-3 Registration (each a “Covered Registration”), its directors, officers, and partners, and each other Person, if any, who controls any such seller within the meaning of the Securities Act, against any losses, claims, damages, expenses or liabilities, joint or several (together, “Losses”), to which such seller or any such director, officer, partner or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and the Company will reimburse such seller and each such director, officer, partner and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Loss (or action or proceeding in respect thereof); provided, that the Company shall not be liable in any such case to the extent that any such Loss (or action or proceeding in respect thereof) arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller specifically stating that it is for use in the preparation thereof, or (ii) such seller’s failure to send or give a copy of the final prospectus to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, partner or controlling Person, and shall survive the transfer of such securities by such seller. The Company shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors, and partners, and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to sellers of Registrable Securities.

(b) Indemnification by the Stockholders. Each Stockholder whose Registrable Securities are included in any registration statement filed in connection with a Covered Registration, as a condition to including Registrable Securities in such registration statement, shall, to the full extent permitted by law, severally and not jointly, indemnify and hold harmless the Company, its directors and officers, and each other Person, if any, who controls the Company within the meaning of the Securities Act, against any Losses to which the Company or any such director or officer or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in any such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such Stockholder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided that the obligation of such Stockholder to provide indemnification pursuant to this Section 4.6 shall be limited in amount to the net proceeds received by such Stockholder from the sale of Registrable Securities pursuant to such Covered Registration. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such Stockholder.

(c) Notices of Claims, etc. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraph (a) or (b) of this Section 4.6, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party pursuant to such paragraphs, give written notice to the latter of the commencement of such action; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under the preceding paragraphs of this Section 4.6, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and, unless, in the reasonable judgment of any Indemnified Party, a conflict of interest between such Indemnified Party and any Indemnifying Party exists with respect to such claim, to assume the defense thereof, jointly with any other Indemnifying Party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party may participate in such defense at the Indemnified Party’s expense; and provided further, that the Indemnified Party or Indemnified Parties shall have the right to employ one counsel to represent it or them if, in the reasonable judgment of the Indemnified Party or Indemnified Parties, it is advisable for it or them to be represented by separate counsel by reason of having legal defenses which are different from or in addition to those available to the Indemnifying Party, and in that event the reasonable fees and expenses of such one counsel shall be paid by the Indemnifying Party. If the Indemnifying Party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such additional counsel for the Indemnified Parties or counsels. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(d) Contribution. If the indemnity and reimbursement obligation provided for in any paragraph of this Section 4.6 is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses (or actions or proceedings in respect thereof) referred to therein, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, that the aggregate contribution of a Stockholder whose Registrable Securities are included in a Covered Registration shall be limited to the net proceeds received by such Stockholder from the sale of such Registrable Securities. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an Indemnified Party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any Loss which is the subject of this paragraph.

No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Indemnifying Party if the Indemnifying Party was not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. Indemnification similar to that specified in the preceding paragraphs of this Section 4.6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act. The provisions of this Section 4.6 shall be in addition to any other rights to indemnification or contribution which an Indemnified Party may have pursuant to law, equity, contract or otherwise.

(f) Indemnification Payments. The indemnification required by this Section 4.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.

Section 4.7. Covenants Relating to Rule 144. If at any time after an initial Public Offering the Company is required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, the Company will (a) file reports in compliance with the Exchange Act, (b) comply with all rules and regulations of the Commission applicable in connection with the use of Rule 144 under the Securities Act and take such other actions and furnish each Stockholder with such other information as such Stockholder may request in order to avail itself of such rule or any other rule or regulation of the Commission allowing such Stockholder to sell any Registrable Securities without registration, and (c) at the Company’s expense, forthwith upon the request of any Stockholder, deliver to such Stockholder a certificate, signed by the Company’s principal financial officer, stating (i) the Company’s name, address and telephone number (including area code), (ii) the Company’s Internal Revenue Service identification number, (iii) the Company’s Commission file number, (iv) the number of shares of each class of stock outstanding as shown by the most recent report or statement published by the Company, and (v) whether the Company has complied with the conditions specified in Rule 144(c)(1) under the Securities Act. If at any time the Company is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, the Company at its expense will, forthwith upon the written request of the Stockholder of any Registrable Securities, make available adequate current public information with respect to the Company within the meaning of paragraph (c)(2) of Rule 144.

ARTICLE V

MISCELLANEOUS

Section 5.1. Amendment; Termination. This Agreement shall not be modified or amended except by a writing duly executed by or on behalf of the Company and the Stockholders holding two-thirds of the Shares then held by all Stockholders. This Agreement shall terminate upon (i) the mutual written agreement of the Company and the Stockholders holding two-thirds of the Shares then held by Stockholders, (ii) as to a particular Stockholder the date on which such Stockholder and its Affiliates do not beneficially own any Class A Common Stock, (iii) the date of consummation of any consolidation of the Company with or merger of the

Company into any other corporation or merger of any other corporation into the Company if, immediately thereafter, the Stockholders and their Affiliates hold, in the aggregate, capital stock representing less than a majority of the voting power of such corporation or (iv) the date that is two (2) years following an initial Public Offering, if not earlier terminated hereunder.

Section 5.2. Notices. All notices to be given by any party hereunder shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, five (5) Business Days after mailing by first class mail or if telecopied or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows: (i) in the case of any Stockholder, to such Stockholder at its address set forth in the stock ledger of the Company and (ii) in the case of the Company, to:

International Securities Exchange, Inc.

60 Broad Street

New York, New York

Attn: Michael Simon, Esq.

The parties may change their respective addresses for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 5.2.

Section 5.3. Binding Effect. This Agreement supersedes all prior negotiations, statements and agreements of the parties hereto with respect to the subject matter of this Agreement, and shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. If any Transferee of any Stockholder shall acquire any Shares in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, provided, that Shares which have been distributed in a registered Public Offering or sold under Rule 144 to Persons other than Stockholders shall no longer be subject to this Agreement.

Section 5.4. Complete Agreement. This Agreement represents the entire agreement among the Stockholders and the Company with respect to the matters set forth herein, and the parties hereto acknowledge that there have been no representations, warranties, covenants or agreements made by any party hereto other than those contained in this Agreement. It is recognized that certain Stockholders have entered into a Subscription Agreement with the Company, which remains in full force and effect.

Section 5.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be executed by or on behalf of the Company and one or more Stockholders and all of which shall be deemed to be one and the same agreement.

Section 5.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. By execution and delivery of this Agreement, each of the Stockholders accepts, generally and unconditionally, the nonexclusive jurisdiction of the state or federal courts in New York.

Section 5.7. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.8. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 5.9. Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to Stockholders or combination of the Shares or any other change in the Company’s capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, have hereunto set their respective hands as of the day and year first above written.

THE COMPANY:

INTERNATIONAL SECURITIES EXCHANGE, INC.

By:	/s/ MICHAEL SIMON
Secretary

[NAME OF STOCKHOLDER]

By:
Name:
Title:

Schedule of Signatories to Stockholders Agreement, dated May 31, 2002

Stockholder, as on Ledger	Executing Signatory
Krell, David	David Krell
Bear, Stearns & Co. Inc.	Richard R. Lindsey
Bear Wagner Specialists LLC	Michael L. Winchell
The Goldman Sachs Group, Inc.	Scott Prince
Strategic Investments I. Inc.	R. Sheldon Johnson
DB US Financial Markets Holding Corporation	Thomas A. Curtis, Stuart Clarke
J.P. Morgan Securities Inc.	J. C. Pinilla
Katz, Gary	Gary Katz
Scottrade, Inc.	Rodger Riney
SLK-Hull Derivatives LLC	Scott Prince
Wolverine Trading, L.P.	James V. Harkness
771 Venture	Maureen Browne
Colin Family Trust	Roberta Colin
Continental Capital Corporation	Stephen Herrick
Dahl, Kristin M.	Kristin Dahl
E*Trade Group, Inc.	Leonard C. Purkis
Idle Day Associates, L.P.	Linda Azzara
Laris, Tom	Tom Laris
Robert D. & Nancy D. Murie Inter Vivos Trust dated August 16, 1993	Robert D. Murie, Nancy D. Murie

Paugh, Robert L. & Kaye P.	Kaye Paugh
Petty, Richard K. & Christine S.	Christine Petty
Petty, Scott R. & Stephenie	Scott Petty
Porter, Kelly R. & Christina	Kelly Porter, Christina Porter
Porter, Scott R.	Scott R. Porter
Porter 1997 Grandchildren’s Trust	Susan Porter
Randall, Lewis E. & Martha E. Randall Living Trust	Lewis E. Randall, Martha E. Randall
Geoffrey T. & Sarita A. Skidmore as Trustees of the Skidmore Family Trust date 12/15/98	Geoffrey T. Skidmore, Sarita A. Skidmore
Skidmore, Edward A.	Edward A. Skidmore
Skidmore, Geoffrey T. Jr.	Geoffrey T. Skidmore
Yaley Revocable Trust dated 12/10/87	Thomas J. Yaley, Patricia J. Yaley
Ackerman, Kenneth J.	Kenneth J. Ackerman
Ameritrade Holding Corporation	Kurt D. Halvorson
DAP & Co.	Andrew DaPonte
Happ, William & Roxann Revocable Living Trust	William D. Happ, Roxanne Happ
Herzog, Heine & Geduld, Inc.	Kenneth Bradley
Hull, M. Blair	M. Blair Hull
Lehman Brothers Inc.	Chris B. Kapsaroff
Leighton, John P.	John P. Leighton
Mercorella, Anthony J. & Maria Mercorella	Anthony Mercorella, Maria Mercorella
Rainier Investments Inc.	Dag Enerskog, Joakim Roslund

Pasternack, Kenneth	Kenneth Pasternack
Scottsdale Securities Inc.	Rodger Riney
Semel, Sandra	Sandra Semel
Trimark Investment Inc.	Robert Lazarowitz
Zipper, Bradley	Bradley Zipper
White, Thomas F., 1991 Trust	Thomas F. White
Angle Family 2002 Trust	Robert T. Angle
Barber, Richard W.	Richard W. Barber
Bolgatz, Michael	Michael Bolgatz
Bear Stearns ATP LLC	Marshall J. Levinson
Heckert, G.P. Family Trust	Gerald P. Heckert, Claudette E. Heckert
Howe Barnes Investments, Inc.	Ted Perkowski
Lewke, William	William Lewke
PCG Inc. Profit Sharing Plan	Philip Gevas
Adirondack Trading Partners LLC	Bruce Ungar
Banc of America Securities LLC	William C. Caccamise
Golden, Andrew	Andrew Golden
Goodman, Keith	Keith Goodman
Hayter, George	George Hayter
Martel, Christopher	Christopher Martel
Mercorella, Robert	Robert Mercorella
Seltzer, Jeffrey L.	Jeffrey L. Seltzer
Ungar, Bruce B.	Bruce Ungar
Krell, David & Barbara	Krell, David

Randall, Lewis E. & Martha E. Randall	Lewis E. Randall, Martha E. Randall
Haeckl Family Trust date 8/28/91	Fred Haekl
Pensco Trust Co. Custodian f/b/o James L. D’Amico Roth IRA Account DI-062	James L. D’Amico
KAP Group, LLC	Marty Averbuch